SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Xcel Energy Inc. management will meet with investors at the AGA conference between May 3 and May 5, 2009. Management plans to update investors on the company’s operations, business plans and reiterate 2009 earnings guidance of $1.45 to $1.55 per diluted share.

Interested investors may access the presentation slides at the following URL:

http://www.xcelenergy.com

Item 8.01	Other Events.

Public Service Company of Colorado (PSCo) Electric Rate Case

On May 1, 2009, PSCo, a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed with the Colorado Public Utilities Commission (CPUC) a request for a Colorado retail electric general rate increase effective in 2010.

The filing formally requests an overall increase in annual revenues of approximately $132.5 million over the amount requested in PSCo’s rebuttal testimony in the currently pending rate case filed on November 14, 2008 (the 2009 Rate Case).  However, since the time of filing its rebuttal position in the 2009 Rate Case, PSCo reached a settlement with many of the parties to that case that would among other things remove Comanche Unit 3 from rate base and allow PSCo to continue to record AFDC, until the plant is placed in service, currently expected to occur in the fourth quarter of 2009.  If the settlement is approved by the CPUC, the 2009 Rate Case outcome would reduce the level of plant cost that would begin being recovered in July  2009 (below the level requested in our rebuttal testimony), thus increasing the amount PSCo is seeking to implement in 2010 from this newly filed case.  The increase expected in 2010 would be approximately $180 million greater than the settlement amount from the 2009 Rate Case.

The rate filing is based on a 2010 calendar year budget and includes a requested rate of return on equity of 11.25 percent, an electric net rate base of approximately $4.41 billion allocated to the Colorado electric retail jurisdiction, and an equity ratio of 58.05 percent.  Overall, the primary driver for the increase is related to placing the Comanche Unit 3 in service as described above.

This request also shifts all or a portion of the current costs associated with the Air Quality Improvement Rider and the Demand-Side Management Cost Adjustment into base rates. While this will add $108.1 million to base rates, it will correspondingly removed $108.1 million in rate riders, and will result in no net increase or decrease on our customer’s bills.

PSCo expects the CPUC to reach a decision regarding the 2010 rate case within approximately eight months.  Therefore, the new base rates approved in this proceeding will likely be effective on Jan 1, 2010.

Greenhouse Gas Emissions

Xcel Energy is revising its estimated greenhouse gas emissions information contained in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008. Subsequent to the filing of the Form 10-K, Xcel Energy obtained new information regarding emissions from purchased power that was not available to Xcel Energy at the time the Form 10-K was filed.  In addition, Xcel Energy has determined that minor modifications are required to the previously reported estimates of CO2 emissions from its own generation facilities included in its 2008 Form 10-K

Xcel Energy estimates that its current electric generating portfolio, which includes coal- and gas-fired plants, emitted approximately 67 million tons of CO2 in 2008, rather than the 66 million tons reported in the Form 10-K.  Xcel Energy has also revised its estimated emissions associated with electricity purchased for resale to Xcel Energy customers from generation facilities owned by third parties.  Xcel Energy estimates that these third-party facilities emitted approximately 20 million tons of CO2 in 2008, rather than the 21 million tons reported in the Form 10-K.

Based on the updated purchased power information received after the filing of Xcel Energy’s 2008 Form 10-K, Xcel Energy has further revised its annual and cumulative reductions in CO2.  Estimated total CO2 emissions, associated with service to Xcel Energy electricity customers, declined by 5.3 million tons in 2008 compared to 2007, rather than the decline of 3.2 million tons reported in the Form 10-K.  There was a combined cumulative reduction of over 26 million tons of CO2 since 2003, rather than the 21.9 cumulative reduction reported in the Form 10-K.

These emission estimates are based on the most current data available; however, the estimates may change as updated emissions information regarding owned generation and purchased power becomes available.

Except for the historical statements contained in this 8-K, the matters discussed herein, including our 2009 full year EPS guidance and the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer
May 1, 2009